PROSPECTUS                 Pricing Supplement No.   3532
Dated October 7, 1999      Dated : May 3, 2000
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration Statement
Dated December 17, 1999    No.'s 333-76479 and 333-87367


              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                       (Fixed Rate Notes)

Trade Date:    May 3, 2000

Settlement Date (Original Issue Date):       May 5, 2000

Maturity Date: May 7, 2001

Principal Amount (in Specified Currency):  USD50,000,000

Price to Public (Issue Price):     100.00%

Agent's Discount or Commission:    0.00%

Net Proceeds to Issuer:       USD50,000,000

Interest Rate Per Annum:  7.17%

Interest Payment Date(s):

 X     May  7th  and  November 7th of each year  commencing
       November  7,  2000 (with respect to the  period  from  and including May 5, 2000 to but excluding November  7,  2000)
       and ending on the Maturity Date.
       ___  Other:

Form of Notes:

  X  DTC registered        ___ non-DTC registered

  CUSIP:       36962 GUT9




CAPITALIZED  TERMS  USED  IN THIS PRICING  SUPPLEMENT  WHICH  ARE
DEFINED  IN  THE  PROSPECTUS SUPPLEMENT SHALL HAVE  THE  MEANINGS
ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.
                           (Fixed Rate)
                                Page 2
                           Pricing Supplement No.    3532
                           Dated May 3, 2000
                           Rule 424(b)(3)-Registration Statement
                           No.'s  333-76479 and 333-87367


Repayment, Redemption and Acceleration

  Optional Repayment Date(s):  N/A
  Initial Redemption Date:  N/A
  Initial Redemption Percentage:  N/A
  Annual Redemption Percentage Reduction:  N/A
  Modified Payment Upon Acceleration:  N/A



Original Issue Discount:

  Amount of OID:  N/A
  Yield to Maturity:  N/A
  Interest Accrual Date:  N/A
  Initial Accrual Period OID:  N/A



Amortizing Notes:

  Amortization Schedule:  N/A



Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A
  Option Value Calculation Agent:  N/A
  Option Election Date(s):  N/A



Indexed Notes:

  Currency Base Rate:  N/A
  Determination Agent:  N/A

                           (Fixed Rate)
                                Page 3
                           Pricing Supplement No.    3532
                           Dated May 3, 2000
                           Rule 424(b)(3)-Registration Statement
                           No.'s  333-76479 and 333-87367

Additional Information:

   General.

  At December 31, 1999, the Company had outstanding indebtedness totalling $191.935 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at December 31, 1999 excluding subordinated notes payable after one year was equal to $191.237 billion.

   Consolidated Ratio of Earning to Fixed Charges.

   The  information contained in the Prospectus under the caption
   "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

                 Year Ended December 31,
           1995   1996  1997  1998  1999
           1.51   1.53  1.48  1.50  1.60

   For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

  GECC Capital Markets Group, Inc. is acting as agent in connection with the distribution of the Notes. The Agent will receive a selling commission equal to 0.00% of the principal amount of the Notes.